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As Filed with the Securities and Exchange Commission on February 28, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

VICINITY CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	77-0414631 (I.R.S. Employer Identification No.)

370 San Aleso Avenue
Sunnyvale, California 94085
(Address of Principal Executive Offices including Zip Code)

VICINITY CORPORATION
NON-STATUTORY STOCK OPTION AGREEMENT
(Full title of the Plan)

Charles W. Berger President and Chief Executive Officer Vicinity Corporation 370 San Aleso Avenue Sunnyvale, California 94085 (408) 543-3000	Copy to: Anthony J. Richmond, Esq. Latham & Watkins 135 Commonwealth Drive Menlo Park, California 94025 (650) 328-4600

(Name and address, including zip code, and telephone
number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount of Shares to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee

Common Stock, $0.001 par value per share	1,061,000	$1.98	$2,100,780	$193.27

(1)
This registration statement shall also cover any additional shares of common stock which become issuable under the Vicinity Corporation Non-Statutory Stock Option Agreement (the "Plan") by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock of Vicinity Corporation (the "Company").

(2)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), for the 1,061,000 shares registered hereunder (the average ($1.98) of the high ($2.10) and low ($1.86) prices for the Company's Common Stock reported by the Nasdaq National Market on February 21, 2002).

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act.

Proposed sales to take place as soon after the effective date of the Registration
Statement as options granted under the Plan are exercised.

Total Pages 8
Exhibit Index on Page i

NON-STATUTORY STOCK OPTION AGREEMENT

        The Registrant is filing with the Securities and Exchange Commission (the "SEC") this Registration Statement on Form S-8 relating to shares of the Registrant's common stock, par value $0.001 per share (the "Common Stock"), to be offered and sold under a Non-Statutory Stock Option Agreement by and among the Registrant and Charles W. Berger, the Registrant's President and Chief Executive Officer, which agreement is filed herewith as Exhibit 10.1.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission").

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents which we filed with the Commission are incorporated by reference into this registration statement:

        (a)  Our Annual Report on Form 10-K (File No. 000-29365), as filed with the Commission on October 29, 2001;

        (b)  Our Quarterly Report on Form 10-Q (File No. 000-29365), as filed with the Commission on December 14, 2001; and

        (c)  The description of Common Stock contained in our Registration Statement on Form 8-A (File No. 000-29365), as filed with the Commission on February 7, 2000, including any subsequent amendment or report filed for the purpose of updating such description.

        In addition, all documents which we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

        Not Applicable.

Item 5. Named Experts.

        Not Applicable.

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Item 6. Indemnification of Directors and Officers.

        Our Restated Certificate of Incorporation provides that we shall (i) indemnify and advance indemnification expenses on behalf of all our Directors and officers, (ii) indemnify those persons as may be required by statute or our Bylaws and (iii) eliminate the liability of our Directors (for actions or inactions taken by them as directors) for monetary damages to the fullest extent permitted by the Delaware General Corporation Law.

        Our Bylaws provide that we shall indemnify, in the manner and to the full extent permitted by law, any Director or officer, and, at the discretion of the Board of Directors, an employee or agent who was or is a party or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not in the right of our company, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that he or she is or was a Director or officer, or is or was serving at our request as a Director, officer, employee or agent of another entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement.

        Both of our Restated Certificate and Bylaws provide that we may, to the full extent permitted by law, purchase and maintain insurance on behalf of any officer, Director, employee, agent or person serving as such at our request for another entity, against any liability which may be asserted against them and enter into contracts providing for the indemnification of such persons to the full extent permitted by law.

        We have entered into agreements with our Directors and officers which provide for the indemnification of such persons to the fullest extent permitted by law. These agreements provide that we will indemnify these persons for any expenses, damages, judgments, fines, penalties, settlements and costs, attorneys' fees and disbursements and costs of attachment or similar bonds, investigations and any expenses of establishing a right to indemnification under such agreement, incurred in connection with any threatened, pending or completed claim, action, suit or proceeding, whether brought by or in the right of our company or otherwise and whether of a civil, criminal, administrative or investigative nature, in which such person is or was involved as a party or otherwise by reason of the fact that such person is or was, or has agreed to become, a Director of officer of our company, by reason of any actual or alleged error or misstatement or misleading statement made or suffered by such persons, by reason of any action taken by such person or of any inaction on their part while acting as such Director or officer, or by reason of the fact that such person was serving at our request as a Director, officer, trustee, employee or agent of our company or another entity; provided, that in each case such person acted in good faith and in a manner in which they reasonably believed to be in or not opposed to the best interests of our company, and, in the case of a criminal proceeding, in addition had no reasonable cause to believe that their conduct was unlawful.

Item 7. Exemption from Registration Claimed.

        Not Applicable.

Item 8. Exhibits.

        See Index to Exhibits on Page i.

Item 9. Undertakings.

        (a)  The undersigned registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

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            (ii)  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (h)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant, Vicinity Corporation, a Delaware corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 22nd day of February 2002.

Vicinity Corporation
By:	/s/ Charles W. Berger Charles W. Berger President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Charles W. Berger and Maury Austin, and each of them, with full power of substitution and resubstitutions and full power to act without the other, his or her true and lawful attorneys-in-fact and agents to act for him or her in his or her name, place or stead, in any and all capacities, to sign any amendments to this registration statement on Form S-8 (including post-effective amendments) and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles W. Berger Charles W. Berger	President, Chief Executive and Director (Principal Executive Officer)	February 22, 2002
/s/ Maury Austin Maury Austin	Chief Financial Officer and Senior Vice President (Principal Financial and Accounting Officer)	February 22, 2002
/s/ Ron Smith Ron Smith	Chairman of the Board of Directors	February 22, 2002
/s/ Jerry Gallagher Jerry Gallagher	Director	February 22, 2002
/s/ Douglas McIntyre Douglas McIntyre	Director	February 22, 2002

S-1

/s/ Norman Nie Norman Nie	Director	February 22, 2002
/s/ Michael Sears Michael Sears	Director	February 22, 2002

S-2

INDEX TO EXHIBITS

5.1	Opinion of Latham & Watkins.
10.1	Vicinity Corporation Non-Statutory Stock Option Agreement
23.1	Consent of Latham & Watkins (included in Exhibit 5.1 hereto).
23.2	Consent of Independent Accountants.
24.1	Power of Attorney (included on page S-1 of this Registration Statement).

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NON-STATUTORY STOCK OPTION AGREEMENT
PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Named Experts.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS